Exhibit 99.1
Filed by Wolverine Tube, Inc.
Pursuant to Rule 425 under the Securities Act of 1933, as amended
Subject Corporation: Wolverine Tube, Inc. (File No. 1-12164)
We have filed a registration statement on Form S-4 (including the prospectus contained therein) with the SEC for the issuance of securities to which this communication relates. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you tender the subject securities or otherwise make any investment decision with respect to the subject securities or the securities being offered, you should read the prospectus in that Registration Statement and other documents we have filed with the SEC for more complete information about Wolverine Tube, Inc. and its subsidiaries. You may obtain a copy of the Registration Statement, as well as the filings that are incorporated by reference in the Registration Statement, free of charge by visiting EDGAR on the SEC website at www.sec.gov or by directing a request to Wolverine at the contact for investors listed below.
CONTACTS:
Investors:
Wolverine Tube, Inc.
James E. Deason
Senior Vice President,
Chief Financial Officer
(256) 580-3625

Third Quarter 2006 Conference Call Script
Jed
     Good morning! Thank you for joining us today. This is Jed Deason, Senior Vice President and Chief Financial Officer. I would like to welcome you to Wolverine’s conference call on the third quarter results for 2006. With me today is Chip Manning, President and Chief Executive Officer.
     Before we summarize the Company’s performance, I would like to remind you that much of what we will discuss today involves our use of forward-looking statements, which are estimates about where we are going including projected financial results, financial position and business development activities. These forward-looking statements are subject to various risks and uncertainties, including market conditions, customer demand for our products, technological advances and economic conditions in general that could cause actual results to differ materially from those stated or implied by such statements. We refer you to our press release issued today which contains a more detailed description of our use of forward-looking statements, which applies to the discussion that follows. The financial details included in the press release and discussed on this call, including a reconciliation of net income to EBITDA and adjusted

EBITDA are available on our website at www.wlv.com in the Investor Relations section.
     I would also like to mention that this conference call is being web cast and is open to the media and individual investors.
     Before I turn the call over to Chip I would like to highlight that in the third quarter of 2006 the Company realized $57.4 million ($44.3 million after tax) in restructuring and other nonrecurring charges. These items consist of $55.6 million ($42.5 million after tax) in restructuring charges related to the previously announced closure of our Montreal Quebec and Jackson, Tennessee facilities and the consolidation of our U.S. wholesale tube distribution facility into our Decatur plant. And $1.8 million in consultants and advisory fees involved with our strategic planning and balance sheet restructuring process which we have previously discussed. The financial information discussed on this call excludes these charges.
     Additionally, today in a separate press release, we provided an update on Wolverine’s ongoing restructuring and rationalization program, which is intended to reduce the Company’s debt load, strengthen our balance sheet and better position us for long-term success. Accordingly, we announced the filing of a Preliminary Registration Statement on Form S-4 with The Securities and Exchange Commission; which outlines some alternatives we may pursue toward that end. The first alternative is an exchange offer and consent solicitation to our bond holders exchanging newly issued equity and a new issue of secured notes for the 7.375 percent Senior Notes due in August 2008 and 10.5 percent Senior Notes due in April 2009. We should note that this exchange offer is subject to certain conditions and if those conditions are not met, we are considering other paths for the Company, including a “prepackaged” plan of reorganization of Wolverine and its U.S. subsidiaries. The Registration Statement therefore includes, as an alternative a solicitation for a “prepackaged” plan of reorganization under Chapter 11 of the Bankruptcy Code.
Pending the Registration Statement being declared effective by the SEC, we have been advised that it is not appropriate to accept questions which is our normal practice in our earnings call.
This presentation does not constitute an offer of any securities for sale.
     Now, I’d like to turn the call over to Chip.
Chip
2006 Earnings Summary
     Thank you, Jed. Again, good morning and welcome to our conference call. Our results for the third quarter of 2006 evidence significant improvement over the third quarter of 2005, while not as strong as the second quarter of this year. Operating income improved to $3.2 million as compared to a loss from operations of $10.7 million in the third quarter of 2005. This also compares sequentially to operating income of $17.3 million in the second quarter of 2006. This year-over-year improvement demonstrates we are making progress in our operations by effectively executing some of our strategies in our Path to Profitability mandate. During the quarter, demand in the wholesale market weakened substantially as we predicted during our second quarter conference call, in contrast pricing remained at or near historical highs on a consolidated basis in the third quarter. Having said that, the 33.0 percent year-over-year reduction in demand and 46.0 percent sequential reduction in demand had a significant negative impact on our wholesale products gross profit. Jed will discuss this in more detail.
     Even with this significant reduction in wholesale products, overall Company shipments in the third quarter of 2006 were approximately 2.5 percent better than the same period a year ago. The improvement was driven in part by a 20.0 percent increase in shipments of our commercial products offsetting a 32.6 percent and 25.2 percent reduction in shipment of wholesale and rod and bar products, respectively. The improvement in commercial product shipments reflects increased demand for industrial tube, fabricated products and metal joining products driven by the change to 13 SEER units manufactured by residential HVAC companies. Technical tube demand also strengthened in the quarter.
     As I previously mentioned wholesale pricing continued to be substantially improved over the very weak first three quarters of 2005 levels, reaching a record level in the third quarter of 2006. We also experienced price improvement in several of our commercial product lines, with industrial tube, large technical tube and our joining products businesses leading the way, driven by a richer mix of products sold.
     Copper prices have continued their climb, up over 100 percent from last year, with an average price of $3.54 per pound for the third quarter 2006 compared to $ 1.70 in the same period of 2005. This year-over-year rise in copper prices as well as increased pricing of other metals utilized in our manufacturing processes continues to challenge our working capital needs. We are constantly monitoring and aggressively managing inventory levels, accounts receivable and thus our available liquidity. Jed will provide more details about these activities, later.
     Net sales for the third quarter of 2006 were $396.1 million as compared to $225.7 million in 2005. This reflects increased copper prices, improved pricing and mix of products sold and volume growth.

     Gross profit for the third quarter was $9.8 million, as compared to a loss of $1.9 million in the third quarter of 2005. The improvement in gross profit reflects increased volume and a richer mix of products sold, better pricing, particularly in the wholesale segment partially offset by higher unit manufacturing costs.
     Additionally, backwardation loss for the quarter was $264 thousand. Including the backwardation loss, the metal accounting and hedge impact for the quarter was an expense of $5.5 million as compared to an expense of $ 8.0 million in the third quarter of 2005.
     The closures of the Montreal, Quebec and Jackson, Tennessee facilities are now in progress, with the projected closing of the Montreal plant now anticipated to be no later that the end of 2006. We are preparing our London, Ontario and Decatur, Alabama facilities to manufacture the majority of the wholesale tube and industrial tube products currently manufactured in Montreal. Production in our Jackson, Tennessee facility will be completed by the end of November 2006. Additionally, we are discussing with a number of parties, the acquisition of certain equipment from both facilities. I will discuss the activities related to the closures in more detail later.
     Now Jed will provide some details on the numbers and afterwards, I will make some remarks regarding the outlook for our business.

Filed by Wolverine Tube, Inc.
Pursuant to Rule 425 under the Securities Act of 1933, as amended
Subject Corporation: Wolverine Tube, Inc. (File No. 1-12164)
Jed:
     Thank you, Chip
Pounds
     Total pounds of product shipped in the third quarter of 2006 were 84.9 million pounds, an increase of 2.5 percent from last year’s third quarter of 82.8 million pounds. The shipment of product sourced increased 90.0 percent, while Wolverine produced pounds decreased 6.0 percent.
     Shipments of commercial products were 65.4 million pounds, a 20.0 percent increase from the third quarter of 2005. The increase in commercial pounds shipped is attributable to a 26.0 percent increase in demand for industrial tube, fabricated products and metal joining products. This growth reflects increased demand primarily due the production of 13 SEER air conditioning units. The overall shipments of residential and light commercial air conditioning units were lower in the third quarter of 2006 versus the same period in 2005 as reported by the Air Conditioning Refrigeration Institute. However, the demand for copper products used in the production of these units increased with the 13 SEER higher energy efficiency mandate. Shipments of technical tube used in commercial chiller units improved 8.0 percent in the third quarter of 2006 versus 2005, reflecting growth in shipments from our international operations and steady demand in North America.
     Shipments of wholesale products totaled 15.4 million pounds, as compared to last year’s third quarter of 22.8 million pounds, a 32.6 percent reduction. These lower shipments reflect a significant slowing in demand as predicted following an unusually strong second quarter of 2006. With copper prices staying in the $3.50 per pound range more residential construction is moving away from copper tubing to plastic tubing. We expect that the industry shift to non-copper plumbing products will continue until copper prices are substantially lower, if at that time.
     Shipments of rod, bar and other products totaled 4.1 million pounds, as compared to 5.5 million pounds in the third quarter of 2005. The quarter-over-quarter decrease in rod and bar shipments is principally due to weakening demand coupled with production challenges in our Montreal facility. Rod and bar is one portion of our business that we will be stepping away from with the closing of the Montreal plant.
Net Sales
     Net Sales in the third quarter increased 75.5 percent to $396.1 million or $4.67 per pound as compared to $225.7 million, or $2.73 per pound last year. The higher net sales reflects the average COMEX metal price of $3.54 per pound in the third quarter of 2006 compared to $1.70 per pound in the prior year.
     Per unit fabrication revenues, which is the selling price, excluding metal, was $1.18 per pound in 2006 as compared to $1.01 per pound in 2005. This change primarily reflects the significant increase in fabrication revenue in our wholesale products segment, as well as improved pricing and/or mix in all other product groups, with two exceptions: Fabricated products where mix changes have resulted in lower unit fabrication revenues as well as alloy tube produced in Montreal.
Looking at each segment:
•	Net Sales in commercial products increased 90.1 percent to $301.2 million, principally reflecting the aforementioned increase in copper prices, which is generally a direct pass through to our commercial products customers. On a per unit basis, commercial products net sales were $4.61 per pound, compared to $2.91 per pound in the prior year. This increase in overall selling price also reflects a small reduction in per unit fabrication revenues from $1.22 per pound in 2005 to $1.21 per pound in 2006, due to the previously mentioned change in fabricated products mix and pricing in the alloy tube markets.

•	Net sales in wholesale products increased to $72.4 million from the prior year’s third quarter of $51.0 million. On a per unit basis, net sales for wholesale products were $4.70 per pound, a $2.47 per pound increase from the third quarter of 2005, reflecting increased copper prices and a 98.5 percent improvement in unit fabrication revenues. In the early part of the fourth quarter we have experienced a continuing softening in demand in this segment which is putting pressure on pricing.

•	Rod, bar and other net sales increased to $22.5 million, from the $16.3 million in the third quarter of the prior year, reflecting rising metal prices and improved fabrication revenue to $0.71 per pound in the current quarter as compared to $0.69 per pound in the third quarter of 2005. This was offset by lower volumes in the third quarter of 2006 versus the same period in 2005. On a per unit basis, net sales for rod and bar increased by $1.85 per pound to $3.91 per pound again reflecting increased metal prices. Net sales in our distribution business in the Netherlands increased by 28.2 percent to $6.4 million in the third quarter of 2006.
Gross Profit
     Gross profit in the third quarter of 2006 increased to $9.8 million as compared to a loss of $1.9 million in the third quarter of 2005. This significant improvement in gross profit was lead by the commercial products segment. Gross profit in the wholesale and rod, bar and other product segments was a $2.2 million loss compared to a loss of $483 thousand in the third quarter of 2005.
     The negative impact on gross profit in the third quarter from the strengthening Canadian dollar was approximately $500 thousand.
     Our unit manufacturing costs for the quarter was $1.00 per pound as compared to $0.94 cents per pound in the third quarter of 2005. Unit manufacturing costs in the third quarter of 2006 were negatively impacted by the under absorption of fixed cost due to lower volumes produced, freight and utilities expense and a $0.01 per pound negative impact due to the strengthening Canadian dollar in 2006 versus 2005.
     Now, looking at each segment as reported.
     Gross profit for commercial products was $12.0 million, compared to a loss of $1.4 million in the third quarter of 2005. These results reflect improved demand and lower manufacturing cost for commercial products which were partially offset by lower unit fabrication revenues.
     Wholesale products gross profit was a loss of $2.4 million in the third quarter of 2006 versus a loss of $1.4 million a year ago. As anticipated, this change is due principally to significantly lower volumes compared to the third quarter of 2005. Higher unit fabrication revenues in the third quarter of 2006 partially offset higher cost with unabsorbed fixed cost being a problem. Additionally, our base inventory hedging losses in the third quarter of 2006 were more heavily weighted to wholesale products, in that we changed our metal pricing and hedging strategy in the later part of the third quarter of 2005. This eliminated the need to hedge our commercial products inventory
     In the rod, bar and other segment gross profit was $140 thousand in the quarter compared to $940 thousand in the third quarter of 2005. The gross profit in our European distribution business more than offset losses in the rod and bar business. The rod and bar loss is attributed to a weaker demand, significantly higher costs, due to absorption of overhead and poor productivity in the Montreal facility. Additionally, the strengthening Canadian dollar adversely impacted this segment’s gross profit with a significant portion of rod and bar products being sold in U.S denominated dollars.

Selling, General & Administrative
     SG&A expenses were $6.5 million in the third quarter of 2006, as compared to $8.8 million in the same quarter last year. The $2.3 million decrease or 26 percent reflects a $1.0 million per quarter reduction resulting from the September 2005 corporate restructuring. Additionally, in 2006 we had a reduction in pension and post retirement expenses with the freezing of our defined benefit and post retirement health plan in the U.S.
Net Interest Expense
     Net interest expense was $6.9 million in the third quarter of 2006 as compared to $5.2 million in 2005. The increase reflects higher costs from greater utilization of our liquidity facilities, along with higher interest expense as a result of increases in benchmark interest rates year-over-year, primarily LIBOR.
Other Financial Information
     Now looking at the balance sheet:
•	Cash at quarter end was $24.5 million in 2006, as compared to $25.5 million in 2005.

•	Accounts receivable were $93.9 million as compared to $109.5 million at the end of the third quarter of 2005. The decrease is due to a combination of the significant rise in metal prices as compared to the prior year, increased volumes shipped, fewer days sales outstanding, all of which is reduced by the Company utilizing $61.1 million of its Receivables Sale Facility versus $18.5 million at quarter end 2005.
•	We had DSO of 35.0 days in 2006 compared to DSO of 44.0 days in the prior year. This reflects the temporary change in terms with our commercial customers and a sharper focus on working capital management.

•	Inventories were $171.6 million, an increase of $39.1 million from the prior year’s $132.5 million. A managed 13 percent reduction in inventories was more than off-set by higher copper prices

•	Inventory turns improved to 11.7 times versus 9.4 in the prior year.

•	Balance sheet debt was $237.7 million, which was comprised of $234.0 million in our two Senior Note issues and $3.7 million payable in Portugal and the Netherlands.

•	Stockholders Equity was $119.8 million.
     In addition to these items, our:
•	Depreciation & Amortization was $4.4 million for the quarter;

•	EBITDA was $7.4 million for the quarter; and trailing twelve months EBITDA was $36.1 million.

•	Capital spending was $1.2 million in the quarter. Our capital spending plan for 2006 is now forecasted to be $6.0 million to $7.0 million.
Liquidity
     Now turning to liquidity; with the costs of copper up over 100 percent year-over-year as well as the significant increase in costs of silver and other metals used in our production process, we have utilized additional working capital.
As of October 27, 2006 we have utilized $55.4 million of the Receivables Sale Facility and had $4.5 million of borrowing under the $35.0 million Revolving Credit Facility. Additionally this facility is used to support Letters of Credit and other holdbacks.
Including North American cash of $12.1 million, our available liquidity, as of October 27th, was $29.8 million.
     Now I’d like to turn the call back to Chip.
Chip
     In closing, I will first comment on our filing of today, update our plant/product and footprint restructuring activities and finally make a few comments about our outlook.
     As we announced in a separate press release today, we have provided an update regarding our restructuring and rationalization program designed to strengthen The Company’s balance sheet, reduce debt and enhance our overall capital structure. As stated we have filed a Preliminary Registration Statement on Form S-4 with the Securities and Exchange Commission for an exchange offer and consent solicitation to exchange newly issued equity and a new issue of secured notes for the Company’s 10.5 percent and 7.375 percent Senior Notes, subject to certain conditions, including a minimum tender condition and the SEC’s declaring the Registration Statement effective. The Form S-4 filing also solicits acceptance of a “prepackaged” plan under Chapter 11 of the Bankruptcy Code. This “prepackage” plan would provide substantially the same consideration to the holders of the Senior Notes as would the consummation of the exchange offer and consent solicitation.
     Further, under the contemplated “prepackaged” plan, all administrative claims, priority claims, secured claims and general unsecured claims, including trade claims, would be unimpaired and paid in full and holders of existing common stock would receive a pro rated share of new common stock. In that there can be no assurance that either an exchange offer and consent solicitation or a consensual plan will be pursued and agreed upon, we continue to explore other alternatives. I encourage anyone who has questions to review the Form S-4 filed today.

     As we have previously discussed, we are maintaining a keen focus on short-term liquidity issues and addressing our long-term capital structure. In regard to our strategic planning process, we announced on September 13, 2006 the implementation of Phase I which encompassed the closing of the Montreal, Quebec and Jackson, Tennessee manufacturing facilities.
     As a result of Phase I implementation, our Business Model reflects:
•	Exiting the rod and bar business in Montreal, which was approximately 35-40 percent of Montreal pounds produced.

•	Transferring production of most copper tube products manufactured in Montreal to either our London, Ontario or Decatur, Alabama facilities. This accounts for approximately 30-35 percent of the volume previously manufactured in Montreal.

•	Sourcing alloy tube requirements for our finishing operations from other North American and international alloy tube manufacturers.

•	Meeting Customer demand for our smooth alloy tube through our U.S. and European buy/re-sell organizations, and

•	Discontinuing of production of welded inner-grooved tube products as a manufactured offering to our customers and shifting this product group to seamless inner-grooved tube through our strategic sourcing program with our Chinese supply partner.
We believe that these changes provide us the opportunity to continue to service our customers, while expanding opportunities and improving overall profitability with the reduction of our manufacturing footprint.
     Phase II of the strategic planning process is ongoing. During this phase we are focusing on the growth of our valued added businesses: technical tube, fabricated products and metal joining products. As we reach actionable directions we will keep you informed.
These are sound businesses with solid financial results. They require less capital expenditures than other segments, and given their value-added nature, we see positive growth opportunities for these businesses going forward. Additionally, we look to grow our International operations and are actively exploring additional lease space for manufacturing utilization in China as we continue to take advantage and increase our presence in the fast-growing Asian market place.
     We are also still working to improve and address the proper direction for our wholesale and more commodity-type product lines. We will continue to refine and define a business model going forward as it relates to these areas.
     As we look forward, on the challenging side of our business, we continue to face and attempt to address several key issues.
•	The use of cash for working capital remains quite a challenge given the unprecedented run up in copper prices.

•	While fuel and energy costs have abated some in the last several months, they still are significantly up over the past several years and we do not anticipate them dropping from the levels they are now and would anticipate continued upward pressure on these costs.

•	Our wholesale business has proven to be very erratic with significant swings in pricing and demand for these products exacerbated, by the continuing substitution effect, primarily in the residential construction sector. Early in our fourth quarter we have begun to see downward pressure on pricing due to market capacity and the low volumes we and our competitors are experiencing.
On the positive side,
•	Demand, however, for most of our other continuing product lines remains relatively solid for this time of year.

•	While still early in the contract season for 2007, we are resigning our customers and we believe that the pricing pendulum in the overall market place is showing some signs of improvement in key product lines.
•	Our effort in controlling and reducing our SG&A costs are showing some fruit. Our announced restructuring of our corporate offices in September last year as well as the changes to our retirement plans at the beginning of this year are positive contributors.
•	The removal of a significant amount of fixed costs from our footprint, with the announcement of our Phase I strategic plan implementation should also bear positive benefits going forward.

•	Our inventory turns and days sales outstanding continue to be very positive in comparison to historical trends in our Company and industry.

•	We continue to work on cultural change within our organization with intense training and focus on our “Lean Sigma” initiatives to better align our operations and drive greater efficiencies.

•	Finally, we believe that 2005 is where we hit the bottom of the business cycle, 2006 will be much better, but not an acceptable year, we will build upon the 2006 results in our 2007 efforts.

Conclusion
Chip:
     This concludes our conference call for today. As Jed mentioned in our opening remarks we will not take questions, as is our usual course, due to the pending registration statement that has been filed. We would like to thank you for your interest in Wolverine.